UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2011

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)	Election of New Director.

On November 15, 2011, Daniel A. Strauss was elected as a member of the Company’s Board of Directors and as a member of the Board of Directors of the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank (the “Bank”).

Mr. Strauss is and since 2010 has been a Senior Vice President of Clinton Group, Inc. (“Clinton”), where he serves as a Senior Strategist on its private and public equity investment team. In that position, Mr. Strauss is responsible for evaluating and effectuating equity financing transactions across a range of industries, including the banking and financial services industries. From 2008 to 2010, Mr. Strauss was employed as an Associate in the private equity investment group at Angelo, Gordon & Co. Prior to joining that firm in 2008, Mr. Strauss was an investment banking analyst in the mergers and acquisitions group of Houlihan Lokey. Mr. Strauss holds a Bachelors of Science degree in Finance and International Business from the Stern School of Business at New York University.

Clinton is a diversified asset management firm with approximately $2.5 billion in assets under management. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

Pursuant to a Series B Stock Purchase Agreement with the Company, on August 26, 2011, SBAV LP, an affiliate of Clinton (“SBAV”), purchased a total of 75,000 shares of the Company’s Series B Convertible 8.4% Noncumulative Preferred Stock (the “Series B Shares”). These Series B Shares are convertible, at a conversion price of $5.32 per share, into a total of 1,409,774 shares of the Company’s common stock which, on an as-converted basis, represent approximately 9.7% of the Company’s shares of common stock. As a holder of those Series B Shares, SBAV is entitled to vote a number of shares of common stock (determined on an as-converted basis) representing up to 9.99% of the Company’s outstanding shares of common stock, together with the holders of common stock on all matters on which holders of common stock are generally entitled to vote, including the election of directors. In connection with the purchase by SBAV of the Series B Shares, pursuant to the SBAV Investor Rights Agreement, Clinton became entitled to designate a representative to serve as a member of the respective Boards of Directors of the Company and the Bank. Mr. Strauss is Clinton’s designee and representative on such Boards of Directors.

SBAV and the Company also have entered into an Additional Series B Stock Purchase Agreement which provides that, if certain conditions are satisfied, SBAV will purchase, for an aggregate of $1 million in cash, an additional 10,000 Series B Shares from the Company which will be convertible, at a price of $5.32 per share, into 187,969 shares of the Company’s common stock.

The foregoing summary of the agreements entered into by the Company and SBAV is not intended to be complete and is qualified in its entirety by reference to the Company’s Current Report on Form 8-K dated August 26, 2011 and to the following agreements appended as Exhibits to that Current Report: (i) Exhibit 10.1 — Series B Preferred Stock Purchase Agreement; (ii) Exhibit 10.2 — SBAV Investor Rights Agreement; and (iii) Exhibit 10.5 — Additional Series B Preferred Stock Purchase Agreement, each dated as of August 26, 2011.

Other than as described above, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party in which Clinton or Mr. Strauss has a direct or indirect interest.

Item 7.01	Regulation FD Disclosure

On November 18, 2011, the Company issued a press release announcing Mr. Strauss’ election to the Boards of Directors of the Company and the Bank. A copy of that press release is attached as Exhibit 99.1 to this Report.

In accordance with General Instruction B. 2 of Form 8-K, the information in this Item 7.01 of this Current Report and Exhibit 99.1 hereto are being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall such information or that Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued on November 18, 2011 announcing Mr. Strauss’ election to the Boards of Directors of the Company and the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: November 18, 2011	By:	/S/ NANCY A. GRAY
Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer

S-1

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release issued on November 18, 2011 announcing Mr. Strauss’ election to the Boards of Directors of the Company and the Bank.

E-1